Exhibit 10.7

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THE REDACTED TERMS HAVE BEEN MARKED WITH THE FOLLOWING MARKING: [Redacted.]

Execution Version

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of August 19, 2025 (the “Effective Date”) by and between NovaBay Pharmaceuticals, Inc. (“Company”) and Tommy Law (“Executive”).

RECITAL

The Company and Executive desire to formalize and reflect Executive’s employment under the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing recital, the mutual covenants herein contained and for other good and valuable consideration, the parties hereto hereby agree as follows:

I.	EMPLOYMENT.

A. Position and Responsibilities. The Company continues to employ the Executive as its Chief Financial Officer. Executive shall do and perform all such services and acts as necessary or advisable to fulfill the duties and obligations of said position and/or such other and/or additional responsibilities as reasonably delegated to Executive by Executive’s superior and/or the Company’s Board of Directors (the “Board”) typically performed by a Chief Financial Officer consistent with the Company’s Bylaws.

B. Term. Executive’s employment with the Company is at-will and shall be governed by the terms of this Agreement, commencing on the Effective Date and continuing to and including the first anniversary of the Effective Date (the “Term”), unless this Agreement is terminated at some earlier time in accordance with the terms of this Agreement.

C. Devotion. Except as heretofore or hereafter excepted by the Company in writing, during the term of this Agreement, Executive (i) shall devote full time and attention to the foregoing responsibilities, (ii) shall not engage in any other business or other activity which may materially interfere with Executive’s performance of said responsibilities, and (iii) except as to any investment made in a publicly traded entity not amounting to more than 1% of its outstanding equity, shall not, directly or indirectly, as an employee, consultant, partner, principal, director or in any other capacity, engage or participate in any business that is in competition with the Company.

D. Services’ Uniqueness. It is agreed that Executive’s services to be performed under this Agreement are special, unique and extraordinary and give rise to peculiar value, the loss of which may not be reasonably or adequately compensated by a damages award, in any legal action. Accordingly, in addition to any other rights or remedies available to the Company, the Company shall be entitled to injunctive and other equitable relief to prevent or remedy a breach of the terms of this Agreement by Executive.

II.	PROPRIETARY RIGHTS, CONFIDENTIAL INFORMATION, NONSOLICITATION, ETC.

A. Confidential Information.

1. Definition of Company Confidential Information. “Company Confidential Information” means any and all confidential and/or proprietary materials, knowledge, data or information of the Company, its business, employees and contractors, systems, plans, policies, trade practices, suppliers, customers and finances, to which Executive has access during Executive’s employment relationship with the Company. By way of illustration but not limitation, “Company Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, innovations, processes, plans, proposals, strategies, tactics, materials, information, formulas, source and object codes, data, programs, know-how, improvements, discoveries, developments, concepts, designs, techniques, works of authorship, domains and URLs, social media accounts (including log-in information, connections, relationships and content), patent, copyright, design right and trademark applications and registrations, and product/service, branding, trademarks and marketing concepts, strategies and programs (all of the foregoing in this subsection (a) collectively “Inventions”); (b) information regarding research, development, new products and services, contracts, systems, tools, technologies, opportunities, vulnerabilities and flaws, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, partners, venturers, suppliers and customers; and (c) information regarding the experience, skills and compensation of other employees and contractors of the Company and other personnel data. Company Confidential Information does not include any of the foregoing items to the extent the same are or become publicly known and/or made generally available through no wrongful act of Executive or of others.

2. Obligations regarding Company Confidential Information. Executive agrees that at all times during Executive’s employment with the Company and thereafter to (i) hold Company Confidential Information in the strictest confidence; (ii) not use Company Confidential Information except for the benefit of the Company; and (iii) not disclose Company Confidential Information to any person, firm or corporation without prior written authorization of the Company’s Chief Executive Officer or Board of Directors. Executive understands that his unauthorized use or disclosure of Company Confidential Information during Executive’s employment may lead to disciplinary action, up to and including immediate termination of Executive’s employment and legal action by the Company.

3. Former Employer Information. Executive agrees that during his employment with the Company Executive will not improperly use, disclose, or induce the Company to use, any proprietary information or trade secrets of any former or concurrent employer or other person or entity. Executive further agrees that Executive will not bring onto the premises of the Company or transfer onto the Company’s technology systems any unpublished document, proprietary information or trade secrets belonging to any such employer, person or entity unless consented to in writing by both the Company and such employer, person or entity.

4. Third Party Information. Executive recognizes that the Company may have received and in the future may receive from third parties associated with the Company, e.g., the Company’s customers, suppliers, licensors, licensees, partners, or collaborators (“Associated Third Parties”) their confidential or proprietary information (“Associated Third Party Confidential Information”). By way of example, Associated Third Party Confidential Information may include the habits or practices, technology or requirements of Associated Third Parties, and/or information related to the business conducted between the Company and such Associated Third Parties. Executive agrees at all times during Executive’s employment with the Company and thereafter to hold any Associated Third Party Confidential Information in the strictest confidence, and not to use or to disclose it to any person, firm or corporation, except as necessary in carrying out Executive’s work for the Company consistent with the Company’s agreement with such Associated Third Parties. Executive understands that his unauthorized use or disclosure of Associated Third Party Confidential Information during his employment will lead to disciplinary action, up to and including immediate termination of his employment and legal action by the Company.

5. Immunity From Liability for Confidential Disclosure of a Trade Secret to the Government or in a Sealed Court Filing. Executive understands that the federal Defend Trade Secrets Act of 2016 immunizes him against criminal and civil liability under federal or state trade secret laws – under certain circumstances – if Executive discloses a trade secret for the purpose of reporting a suspected violation of law. Executive understands that Immunity is available if Executive discloses a trade secret in either of these two circumstances:

a. Executive discloses the trade secret (a) in confidence, (b) directly or indirectly to a government official (federal, state or local) or to a lawyer, and (c) solely for the purpose of reporting or investigating a suspected violation of law; or

b. In a legal proceeding, Executive discloses the trade secret in the complaint or other documents filed in the case, so long as the document is filed “under seal” (meaning that it is not accessible to the public).

B. Inventions.

1. Inventions Retained and Licensed. Executive has attached as Exhibit A a list describing all Inventions, discoveries, original works of authorship, developments, improvements, and trade secrets that (i) Executive conceived in whole or in part before commencing his employment with the Company, and (ii) do not relate to the Company’s current or proposed business, products, or research and development (“Prior Inventions”). If no such list is attached, Executive represents and warrants that no such Prior Inventions exist. Executive further represents and warrants that the inclusion of any Prior Inventions on Exhibit A to this Agreement will not materially affect his ability to perform all obligations under this Agreement. If, in the course of Executive’s employment with the Company, Executive incorporates into or uses any fully developed Prior Invention in connection with any product, process, service, technology or other work by or on behalf of Company, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Prior Invention as part of or in connection with such product, process, service, technology or other work and to practice any method related thereto.

2. Assignment of Inventions. Executive will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company or to its designee(s) all of Executive’s right, title, and interest in and to any and all Inventions, whether or not patentable or registrable under patent, copyright or similar laws, that Executive may solely or jointly conceive, develop or reduce to practice, or cause to be conceived, developed or reduced to practice, (i) during the period of time that the Company employs Executive (including during Executive’s off-duty hours), or (ii) in connection with the use of the Company’s equipment, supplies, facilities, personnel, or Company Confidential Information, except as provided in Section B.5. below. Executive further acknowledges that all original works of authorship that Executive may make (solely or jointly with others) within the scope of and during the period of his employment with the Company and that are protectable by copyright are “works made for hire,” as that term is defined in the United States Copyright Act. Executive understands and agrees that any decision whether or not to commercialize or market any Inventions is within the Company’s sole discretion and for the Company’s sole benefit and that no royalty or other consideration will be due to Executive as a result of the Company’s efforts to commercialize or market any such Inventions.

3. Maintenance of Records. Executive agrees to keep and maintain adequate, current, accurate, and authentic written records of all Inventions that Executive creates (solely or jointly with others) during the term of his employment with the Company. The records will be in the form of notes, sketches, drawings, electronic files, reports, or any other format that may be specified by the Company. The records are and will be available to, and remain the sole property of, the Company at all times.

4. Patent and Copyright Registrations. Executive agrees to assist the Company or its designee(s), at the Company’s reasonable expense, in every proper way to secure the Company’s rights in any Inventions and in any rights relating to such Inventions in any and all countries. Such assistance regarding any Inventions and/or related rights includes, without limitation, full disclosure to the Company of all pertinent information and data; the execution of all applications, specifications, oaths, assignments and all other instruments that the Company might deem proper or reasonably necessary to apply for, register, obtain, maintain, defend, and enforce such rights, and/or to assign and convey to the Company, its successors, assigns, and/or nominees the sole and exclusive rights, title and interest in and to such Inventions and any rights relating to them; and testifying in a lawsuit or other proceeding relating to such Inventions and any rights relating to them. Executive expressly agrees that his obligation to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument or papers continues after the termination of this Agreement, at the Company’s reasonable expense. If the Company is unable because of Executive’s mental or physical incapacity or for any other reason to secure his signature with respect to any Inventions including, without limitation, to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering such Inventions, then Executive hereby irrevocably designate and appoint the Company and/or its duly authorized officers and agents as his agent and attorney-in-fact, to act for and on his behalf and stead to execute and file any papers, oaths and to do all other lawfully permitted acts with respect to such Inventions with the same legal force and effect as if Executive executed them.

5. Exception to Assignments. Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that qualifies fully under the provisions of California Labor Code Section 2870 (the full text of which is in the attached Exhibit B). Executive will advise the Company immediately in writing of any inventions that (i) Executive might create (solely or jointly with others) after today, (ii) Executive believes meet the criteria in California Labor Code Section 2870, and (iii) are not otherwise disclosed on Exhibit A.

C. Conflicting Employment.

1. Current Obligations. Executive agrees that during the term of his employment with the Company, Executive will not engage in or undertake any other employment, occupation, consulting relationship or commitment that is directly related to the business in which the Company is now involved or becomes involved or has plans to become involved, nor will Executive engage in any other activities that conflict with his obligations to the Company.

2. Prior Relationships. Without limiting Section C.1, Executive represents that he has no other agreements, relationships or commitments to any other person or entity that conflict with his obligations to the Company under this Agreement or his ability to become employed and perform the services for which Executive is being hired by the Company. Executive further agrees that if Executive has signed a confidentiality agreement or similar type of agreement with any former employer or other entity, Executive will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. Executive represents and warrants that after undertaking a careful search (including searches of Executive’s computers, cell phones, electronic devices and documents), Executive has returned all property and confidential information belonging to all prior employers. Moreover, Executive agrees to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by any of them resulting from his breach of his obligations under any agreement to which Executive is a party or obligation to which he is bound, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action.

3. Returning Company Documents and Property. Upon separation from employment with the Company or on demand by the Company during Executive’s employment, Executive will immediately deliver to the Company, and will not keep in Executive’s possession, recreate or deliver to anyone else, any and all Company property, including, but not limited to, Company Confidential Information, Associated Third Party Confidential Information, as well as all devices and equipment belonging to the Company (including computers, handheld electronic devices, telephone equipment, and other electronic devices), Company credit cards, records, data, notes, notebooks, reports, files, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, photographs, charts, all documents and property, and reproductions of any of the aforementioned items that were developed by Executive pursuant to his employment with the Company, obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company, its successors or assigns, including, without limitation, those records maintained pursuant to Section B.3. Executive also consent to an exit interview to confirm his compliance with this Section C.3.

4. Termination Certification. Upon separation from employment with the Company, Executive agrees to immediately sign and deliver to the Company the “Termination Certification” attached as Exhibit C. Executive also agrees to keep the Company advised of Executive’s home and business address for a period of three (3) years after termination of Executive’s employment with the Company, so that the Company can contact Executive regarding his continuing obligations arising from this Agreement.

5. Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive hereby grants consent to notification by the Company to Executive’s new employer about his obligations under this Agreement.

6. Conflict of Interest Guidelines. Executive agrees to adhere diligently to all policies of the Company, including the Company’s insider trading policies and the Conflict of Interest Guidelines, which may be revised from time to time during Executive’s employment.

7. Representations. Executive agrees to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. Executive represents that his performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to his employment by the Company. Executive hereby represents and warrants that he has not entered into, and Executive will not enter into, any oral or written agreement in conflict herewith.

8. Audit. Executive acknowledges that he has no reasonable expectation of privacy in any computer, technology system, email, handheld device, telephone, or documents that are used to conduct the business of the Company whether such device is personally owned or provided by the Company. As such, the Company has the right to audit and search all such items and systems, without further notice to Executive, to ensure that the Company is licensed to use the software on the Company’s devices in compliance with the Company’s software licensing policies, to ensure to ensure compliance with the Company’s policies, and for any other business-related purposes in the Company’s sole discretion. Executive understands that he is not permitted to add any unlicensed, unauthorized or non-compliant applications to the Company’s technology systems and that Executive shall refrain from copying unlicensed software onto the Company’s technology systems or using non-licensed software or web sites. Executive understands that it is his responsibility to comply with the Company’s policies governing use of the Company’s documents and the internet, email, telephone and technology systems to which Executive will have access in connection with his employment.

III.	COMPENSATION AND BENEFITS.

Executive’s compensation and bonus rights are as follows:

A. Salary. Executive shall be entitled to an annual salary of $170,000 (the “Base Salary”), subject to such deductions, withholding and other charges as required by law, payable in accordance with the Company’s standard payroll schedule.

B. Bonus. The Executive shall be eligible for any bonus plan that is deemed appropriate by the Board of Directors of the Company.

1. Annual Bonus. Executive shall be entitled to such amount of bonus payment, if any, as considered and approved by the Board in its sole discretion during the Term, which bonus amount shall be determined by all factors deemed relevant for that purpose by the Board and shall include (i) the fulfillment, during the relevant year, of specific milestones and tasks delegated, for such year, to Executive as set by Executive and the Company’s Chief Executive Officer and/or the Board, before the end of the first calendar Quarter (ii) the evaluation of Executive by the Company’s Chief Executive Officer and/or the Board, (iii) the Company’s financial, product and expected progress and (iv) other pertinent matters relating to the Company’s business and valuation. The amount of any annual bonus determined with respect to performance during a calendar year or the Company’s fiscal year, as the case may be, will be paid in full on or before the date that is 2½ months following the end of the year for which the bonus was earned. The Compensation Committee of the Board of Directors shall have the sole discretion to pay any or all of the Annual Bonus in the form of equity compensation. Any such equity compensation shall be issued from the Company’s Omnibus Incentive Plan, and shall be fully vested upon payment.

C. Retention Bonus. Provided that the Executive (i) remains employed by the Company through the filing of the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2025 with the Securities and Exchange Commission (“Retention Date”), and (ii) has not resigned or been terminated for Cause prior to the Retention Date, the Company will pay Executive a retention payment equal to $170,000.00 (the “Retention Bonus”), less required taxes and withholdings.

D. Other Benefits. Executive shall be entitled to five (5) weeks of paid vacation for each calendar year to be taken pursuant to the Company’s vacation benefits policy. Executive is also entitled to other benefits as (i) are generally available to the Company’s other similar, high level executives, consisting of such medical, retirement and similar benefits as are so available and (ii) are deemed special to Executive and approved by the Board.

IV.	TERMINATION.

A. At-Will Employment. It is understood and agreed by the Company and Executive that this Agreement does not contain any promise or representation concerning the duration of Executive’s employment with the Company. Executive specifically acknowledges that his employment with the Company is at-will and may be altered or terminated by either Executive or the Company at any time, with or without cause and with or without notice. In addition, that the rate of salary, any bonuses, paid time off, other compensation, or vesting schedules are stated in units of years or months or weeks does not alter the at-will nature of the employment, and does not mean and should not be interpreted to mean that Executive is guaranteed employment to the end of any period of time or for any period of time. In the event of conflict between this disclaimer and any other statement, oral or written, present or future, concerning terms and conditions of employment, the at-will relationship confirmed by this disclaimer shall control. This at-will status cannot be altered except in a writing signed by Executive and approved by the Board.

B. Termination of Employment. Although Executive’s employment hereunder shall be deemed “at will,” any termination shall be subject to the following terms:

1. For Cause. In the event that Executive is terminated for cause (as hereinafter defined), Executive shall be entitled to Executive’s earned wages through the date his employment with the Company is terminated, his accrued but unused vacation, reimbursements of his outstanding expenses incurred and submitted in compliance with Company policies and any other portion of his compensation earned through the termination date.

2. Without Cause. In the event that Executive is terminated (i) without cause, as hereinafter defined, or (ii) at the expiration of the Term, and provided such termination constitutes a “separation from service” as such term is defined in Section 409A of the Internal Revenue Code (the “Code”), and further subject to the Executive’s compliance with his obligations under the agreement referenced in Section II herein, and his execution and non-revocation of a release of claims in favor of the Company in a form acceptable to the Company in the Company’s sole discretion (the “Release”), Executive shall be entitled to an amount equal to the Executive’s annualized Base Salary in effect on the date of termination or separation from service (the “Severance Amount”). The Severance Amount will be paid in a lump-sum within sixty (60) days following Executive’s separation from service, provided that (i) the Release is executed, delivered to the Company and not revoked by Executive during the applicable revocation period, and (ii) if such sixty (60) day period begins in one calendar year and ends in the next calendar year, Executive shall not designate, nor have the right to designate, the calendar year in which such lump-sum payment is made. The amount payable under this Section IV.B.2 shall be in addition to Executive’s earned wages through the date his employment is terminated from the Company, his accrued but unused vacation, reimbursements of his outstanding expenses incurred and submitted in compliance with Company policies and any other portion of his compensation earned through the termination date.

All outstanding equity awards held by Executive will be subject to full accelerated vesting on the date of termination without cause or at the expiration of the Term. The exercise period shall also be extended to three (3) years from the date of termination.

C. Related Provisions. The following terms, conditions and definitions shall apply to the termination of Executive:

1. “Termination Without Cause.” For purposes of Section IV.B above, a termination without cause shall be deemed to constitute any termination of Executive’s employment hereunder by the Company, or by Executive, other than a termination for cause as defined below. Notwithstanding any contrary provision herein, it is understood that a termination without cause also shall include a termination which:

(a) occurs due to the death of Executive or to any physical or mental Long-Term Disability that would prevent the performance of Executive’s duties under this Agreement. For the purposes of this Agreement, a “Long-Term Disability” shall mean a long-term disability that after consideration and implementation of reasonable accommodations (provided that no accommodation that imposes undue hardship on the Company will be required), renders or will render Executive unable to perform his essential job functions for one hundred eighty (180) days out of any three hundred sixty-five (365) -day period or for four consecutive months. The determination of Executive’s Long-Term Disability shall be made by Executive’s attending physician unless the Board disagrees with such determination, in which case Executive’s Long-Term Disability shall be determined by a majority of three physicians qualified to practice medicine in the State of the Executive’s residence, one to be selected by each of the Executive (or his authorized representative) and the Board and the third to be selected by such two designated physicians; or

(b) is a Constructive Termination (as defined below) initiated by Executive. “Constructive Termination” shall mean (i) the assignment or partial assignment of any duties or responsibilities inconsistent in any respect with those customarily associated with the position or those actually provided in this agreement (including status, offices, titles and reporting requirements) to be held by the Executive during his employment period, or any other action by the Company that results in a diminution or other reduction or any adverse change in the Executive’s position, title, authority, duties or responsibilities; (ii) any failure by the Company to comply with any provision of this agreement; (iii) a relocation of Executive’s principal place of employment more than thirty-five (35) miles from its current location; (iv) any reduction in Executive’s base salary or bonus opportunity; (v) a reduction in the kind or level of Executive’s benefits to which you were entitled immediately prior to such reduction; (vi) a material reduction of the facilities and perquisites (including office space and location) or secretarial and administrative support available to Executive immediately prior to such reduction; (vii) the assignment of duties that are substantially inconsistent with Executive’s training, education, professional experience and the job for which Executive were initially hired hereunder; or (viii) the failure of any successor-in-interest to assume all of the obligations of the Company under this agreement.

2. “Termination For Cause.” Subject to the notice requirement as provided in paragraph E below, for purposes of Section IV.B.2 (and Section IV.C.1) above, a termination for cause shall be a termination of Executive’s employment hereunder made:

(a) by the Company, if Executive:

(i) materially breaches any material terms of this Agreement which has caused demonstrable injury to the Company;

(ii) commits willful gross acts of dishonesty, fraud, misrepresentation, or other acts of moral turpitude taken by Executive in connection with Executive responsibilities as an employee provided that no act or failure to act shall be considered “willful” under this definition unless Executive acted, or failed to act, with an absence of good faith and without a reasonable belief that his action, or failure to act, was in the best interest of the Company;

(iii) is convicted of any felony or any crime involving moral turpitude resulting in either case in significant and demonstrable harm to the Company; or

(iv) fails to achieve the stated milestones and tasks as requested in writing by the Board of Directors, including but not limited to, failure to perform, or continuing to neglect the performance of duties assigned to Executive, which failure or neglect will significantly and adversely affect the Company’s business or business prospects and which failure is due to circumstances within Executive’s reasonable control.

(b) by Executive, unless such termination by Executive is for Constructive Termination.

D. Company Actions. All relevant determinations to be made by the Company under paragraph C.2(a) above shall be made in the reasonable discretion of the Board (or, if so delegated by said Board, by a committee of the Board), acting in good faith, and, except as otherwise specified herein, shall be conclusive and binding, but shall be subject to arbitration in accordance with Section V below. This Agreement is intended to comply with the requirements of Internal Revenue Code Section 409A (“Section 409A”) and the Board and the Board committee will interpret its provisions accordingly. If, at the time of Executive’s termination, any stock of the Company is publicly-traded and the Company determines that Executive is a “specified employee” within the meaning of Section 409A of the Code at such time, then (i) the salary continuation payments specified herein (to the extent that they are subject to Section 409A of the Code) will commence on the earlier of (A) the first business day following expiration of the six-month period measured from your separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Executive understands and agrees that the Company makes no assurances with respect to the tax consequences arising as a result of this Agreement and the payment of any tax liabilities or related penalties arising out of this Agreement is solely and exclusively the responsibility of Executive, without any expectation or understanding that the Company will pay or reimburse Executive for such taxes or other items. Concerning any Section 409A taxes or related penalties the Company will use its best efforts in good faith to reduce or eliminate such tax liabilities or penalties including but not limited to a delay of such payments the minimum time necessary to avoid tax liabilities or penalties. If any payment is delayed pursuant to this paragraph on the date of payment the Company shall pay in a lump sum all payments that otherwise would have been paid during the period of the delayed payments.

E. Notice and Remedy. In the event that any reason for termination by the Company under paragraph C.2(a) above, or by Executive in the case of a Constructive Termination, may be cured by Executive, or the Company, as the case may be, then the Company, or Executive, shall first give a written notice to the other (by mail, or by email, or by fax, to the last known address of the recipient; said notice being deemed given, if by mail, as of the earlier of four days after mailing or as of the date when actually received, or, if by email or fax, when sent), specifying the reason for termination and providing a period of 30 days to cure the fault or reason specified. Lacking such cure within said 30 days, or if the notified party earlier refuses to effect the cure, the termination shall then be deemed effective. If such cure is so made, the termination shall not then be deemed effective, but any later conduct of a similar nature constituting a reason for termination shall allow the Company, or Executive, as the case may be, the right to cause the termination effectiveness without need for any further period of time to cure. All communications shall be sent to the address as set forth on the signature page hereof, or to such other address as a party may designate by ten days’ advance written notice to the other party hereto.

V.	ARBITRATION.

A. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, or any of the rights, benefits or obligations resulting from its terms, shall be settled by arbitration in San Francisco, California. Except for the right of the Company and Executive to seek injunctive relief in court, any controversy, claim or dispute of any type arising out of or relating to Executive’s employment or the provisions of this Agreement shall be resolved in accordance with this Section V of the Agreement, regarding resolution of disputes, which will be the sole and exclusive procedure for the resolution of any such disputes. This Agreement shall be enforced in accordance with the Federal Arbitration Act, the enforcement provisions of which are incorporated by this reference. Matters subject to these provisions include, without limitation, claims or disputes based on statute, contract, common law and tort and will include, for example, matters pertaining to termination, discrimination, harassment, compensation and benefits. Matters to be resolved under these procedures also include claims and disputes arising out of statutes such as the Fair Labor Standards Act, Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the California Labor code, the California Fair Employment and Housing Act, and all individual Private Attorney General Act of 2004 claims. Nothing in this provision is intended to restrict Executive from submitting any matter to an administrative agency with jurisdiction over such matter. Pursuant to law, claims that allege conduct constituting sexual harassment or sexual assault may be subject to arbitration only at the election of the person alleging such conduct.

THE COMPANY AND EXECUTIVE VOLUNTARILY AGREE THAT EACH MAY BRING CLAIMS AGAINST THE OTHER ONLY IN HIS/HER OR ITS INDIVIDUAL CAPACITY, AND NOT AS A PLAINTIFF OR CLASS MEMBER IN ANY PURPORTED CLASS, COLLECTIVE, CONSOLIDATED OR OTHER REPRESENTATIVE PROCEEDING THAT MAY BE WAIVED TO THE FULLEST EXTENT PERMITTED BY LAW. SIMILARLY, COMPANY AND EXECUTIVE FURTHER AGREE THAT NEITHER PARTY MAY OPT IN TO OR OTHERWISE PARTICIPATE IN A CLASS, COLLECTIVE, OR OTHER REPRESENTATIVE ACTION INVOLVING CLAIMS THAT ARE SUBJECT TO BINDING INDIVIDUAL ARBITRATION UNDER THIS AGREEMENT, INCLUDING AS A WITNESS, CLASS OR COLLECTIVE MEMBER. If there is a collective or class action, Employee is waiving Executive’s right to participate in any capacity including that Executive shall not receive any opt-in notice.

Executive and the Company agree that any disputes related to or arising out of Executive’s employment with the Company will be determined by arbitration in accordance with the then-current JAMS employment arbitration rules and procedures, except as modified herein. The arbitration will be conducted by a sole neutral arbitrator. If the Company and Executive cannot agree on an arbitrator, then the arbitrator will be selected by JAMS in accordance with Rule 12 of the JAMS employment arbitration rules and procedures. Reasonable discovery will be permitted by both parties and the arbitrator may decide any issue as to discovery. The arbitrator may decide any issue as to whether or as to the extent to which any dispute is subject to arbitration in this Section V and may award any relief permitted by law. The arbitrator must render the award in writing, including an explanation of the reasons for the award. Judgment upon the award may be entered by any court having jurisdiction of the matter, and the decision of the arbitrator will be final and binding. The parties hereto hereby waive to the fullest extent permitted by law any rights to appeal or to review of such award by any court. The statute of limitations applicable to the commencement of a lawsuit will apply to the commencement of arbitration under Section V of this Agreement. At the request of any party, the arbitrator, attorneys, parties to the arbitration, witnesses, experts, court reporters or other persons present at the arbitration shall agree in writing to maintain the strict confidentiality of the arbitration proceedings. The arbitrator’s fees and cost of the Arbitration will be paid in full by the Company.

B. Acknowledgement. EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION V, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO ARBITRATION, AND THAT THE PROVISIONS SET FORTH IN THIS SECTION V CONSTITUTE A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL.

C. No Duty to Mitigate. Executive is under no contractual or legal obligation to mitigate Executive’s damages in order to receive the severance benefits provided in this Agreement.

VI.	LEGAL ADVICE.

Executive acknowledges that an opportunity has been afforded to Executive to consult with legal counsel with respect to this Agreement and that no individual representing the Company has given legal advice with respect to this Agreement.

VII.	MISCELLANEOUS AND CONSTRUCTION.

Except as otherwise specifically provided herein, this Agreement:

A. and any benefits or obligations herein may not be assigned or delegated by Executive (but may be so assigned or delegated by the Company);

B. contains the entire understandings of the parties as to its subject matter, and replaces and supersedes any existing employment agreement and any and all contrary prior understandings or agreements;

C. may be amended or modified only by a written amendment or modification signed by the Company and Executive;

D. is made in, and shall be construed under the laws of, the State of California;

E. inures to the benefit of, and is binding upon, the permitted successors, assigns, distributees, personal representatives, heirs and other successors-in-interest to and of the parties hereto;

F. shall not be interpreted by reference to any of the captions or headings of the paragraphs herein, which captions or headings have been inserted for convenience purposes only;

G. shall be fully effectuated in accordance with its tenor, effect and purposes by each of the parties hereto by executing such further documents or taking such other actions as may be reasonably requested by the other party hereto;

H. shall be interpreted, as to its remaining provisions, to be fully lawful and operative, to the extent reasonably required to fulfill its principal tenor, effect and purposes, in the event that any provision either is found by any court of competent jurisdiction to be unlawful or inoperative or violates any statutory or legal requirement, and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; and

I. may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Company and Executive have executed this Agreement as of the day and year first above written.

COMPANY:

NOVABAY PHARMACEUTICALS, INC.

By:	/s/ Justin Hall
Name:	Justin Hall
Title:	Chief Executive Officer

EXECUTIVE:

By:	/s/ Tommy Law
Name:	Tommy Law

Address:	[Redacted.]

Telephone No.	[Redacted.]

E-mail:	[Redacted.]

EXHIBIT A

LIST OF PRIOR INVENTIONS

AND ORIGINAL WORKS OF AUTHORSHIP

Title	Date	Identifying Number or Brief Description

☒ No inventions or improvements

☐ Additional Sheets Attached

Signature:	/s/ Tommy Law

Name:	Tommy Law

Date:	August 19, 2025

A-1

EXHIBIT B

CALIFORNIA LABOR CODE SECTION 2870

INVENTION ON OWN TIME-EXEMPTION FROM AGREEMENT

(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2) Result from any work performed by the employee for the employer.

(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

B-1

EXHIBIT C

NOVABAY PHARMACEUTICALS, INC.

TERMINATION CERTIFICATION

I hereby certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to NovaBay Pharmaceuticals, Inc. (the “Company”) or to its parent company(ies), subsidiaries, affiliates, successors or assigns.

I further certify that I have complied with all the terms of the Employment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined in that agreement), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Employment Agreement, I will preserve as confidential all Company Confidential Information and Associated Third Party Confidential Information including trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

After leaving the Company’s employment, I will be employed by _____________________ in the position of _____________________.

Signature of employee

Print name

Date

Address for Notifications

C-1